                                PLAN OF REORGANIZATION

                                         FOR

                               CORPORATE SYSTEMS, LTD.

                    * * * * * * * * * * * * * * * * * * * * * * *

    THIS PLAN OF REORGANIZATION (the "Plan") is by and among Corporate Systems, Ltd., a Texas limited partnership (the "Partnership"); CSC General Partner, Inc., a Texas corporation ("CSC"); and Corporate Systems Holding, Inc., a newly organized Nevada corporation (the "Holding Company").

    WHEREAS, the business known as Corporate Systems is now conducted by the Partnership; and

    WHEREAS, CSC serves as the general partner of the Partnership; and

    WHEREAS, ownership of the Partnership is composed of one class of Partnership interest divided into units (the "Units"), with CSC holding 2,666,672 of the outstanding Units, and the remaining 3,256,142 Units being divided among 255 limited partners of the Partnership (the "Limited Partners"); and

    WHEREAS, CSC has issued to its shareholders (the "CSC Shareholders") one share of its common stock, $0.10 par value (the "CSC Shares"), for each Unit it holds, so that there are 2,666,672 outstanding CSC Shares divided among 28 CSC Shareholders; and

    WHEREAS, the Board of Directors of CSC has determined it to be in the best interests of the Limited Partners, the CSC Shareholders, and Corporate Systems to convert Corporate Systems to corporate form, replacing Units and CSC Shares with shares of common stock, $0.001 par value, to be issued by the Holding Company ("Holding Company Common Stock"); and

    WHEREAS, the Board has also determined it to be in the best interests of the Limited Partners, the CSC Shareholders, and Corporate Systems for the business to be conducted by CSC as a subsidiary of the Holding Company, but with the state of incorporation of the subsidiary to be changed to Nevada.

    NOW, THEREFORE, the Partnership, CSC, and the Holding Company hereby adopt the Plan, upon the terms and subject to the conditions set forth in this Plan.

                                       ARTICLE 1
                             FORMATION OF HOLDING COMPANY

    1.1 CSC shall cause the Holding Company to be formed as a Nevada corporation.



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    1.2 CSC shall cause Corporate Systems Successor, Inc. ("CSS"), a Texas corporation that has not conducted any business activities, to be merged into the Holding Company pursuant to the provisions of Article 5.01 of the Texas Business Corporation Act, the Nevada General Corporation Law, and Sections 368(a)(1)(A) and (F) of the Internal Revenue Code in order to re-incorporate CSS as a Nevada corporation.

    1.3 When the merger of CSS into the Holding Company becomes effective, the existence of CSS as a separate and distinct entity will cease. At that time, the Holding Company will succeed, without other transfer, to all the rights and property of CSS. All rights of creditors and all liens on the property of CSS will remain in force with respect to property affected by such liens immediately prior to the merger.

                                      ARTICLE 2
                                  EXCHANGE OF SHARES

    2.1 The Holding Company shall make an offer to the CSC Shareholders and the Limited Partners (the "Exchange Offer") under which the Holding Company will issue one share of Holding Company Common Stock for each CSC Share that is transferred to the Holding Company pursuant to the Exchange Offer and one share of Holding Company Common Stock in exchange for each Unit that is transferred to the Holding Company pursuant to the Exchange Offer. A subscription agreement, a copy of which is attached as Exhibit 2.1, will be sent to the Limited Partners and the CSC Shareholders to be completed and executed by the Limited Partners and CSC Shareholders who accept the Exchange Offer. The subscription agreement must be completed, executed and returned to the Holding Company within the "Acceptance Period". The Acceptance Period shall be for 30 days following the Holding Company's delivery of the subscription agreement to the Limited Partners and CSC Shareholders or for such longer period or periods of time as the Holding Company may, from time to time, determine; provided that any extension or extensions of the Acceptance Period shall be in the sole discretion of the Holding Company.

    2.2 Under the Exchange Offer, the Limited Partners and the CSC Shareholders who accept the Exchange Offer will be treated identically. Each Limited Partner who accepts the Exchange Officer will receive one share of Holding Company Common Stock for each Unit owned, and each CSC Shareholder will receive one share of Holding Company Common Stock for each CSC Share owned.

    2.3 Each Limited Partner and CSC Shareholder who accepts the Exchange Offer must tender all his or her Units or CSC Shares, as applicable. The Holding Company will not accept a partial tender of Units or CSC Shares.

    2.4 If each CSC Shareholder tenders all of his or her CSC Shares in exchange for Holding Company Common Stock and if all or at least a substantial majority of the Limited Partners tender all their Units in exchange for Holding Company Common Stock, then the Holding Company will issue shares of its Common Stock to the CSC Shareholders and the Limited Partners who accepted the Exchange Offer. If the General Partner determines, in its sole discretion, that an insufficient amount of Units were tendered by Limited Partners

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in exchange for Holding Company Common Stock, the Exchange Offer and this
Plan will be terminated.

    2.5 Upon completion of the transfers of the CSC Shares and the Units to the Holding Company pursuant to the Exchange Offer, CSC's temporary and transitory ownership of the organizational shares of the Holding Company Common Stock shall be terminated by causing the shares of Holding Company Common Stock issued to CSC upon the organization of the Holding Company to be cancelled in exchange for the reimbursement to CSC of all cash contributed to CSS and the Holding Company upon the initial organization of such corporations.

                                      ARTICLE 3
                               TRANSFER OF UNITS TO CSC

    3.1 After the Holding Company issues shares of its common stock to the CSC Shareholders and Limited Partners that accept the Exchange Offer, the Holding Company will transfer all of the Units it acquired in the Exchange Offer to CSC in exchange for the issuance to the Holding Company of 1,000 CSC Shares, after which transaction CSC will then own all or substantially all the Units of the Partnership.

                                      ARTICLE 4
                       CONVERSION OF CSC TO NEVADA CORPORATION

    4.1 The Holding Company shall cause a Nevada corporation to be formed to be named Corporate Systems, Inc. (the "Operating Company").

    4.2 The Holding Company shall cause CSC to be merged into the Operating Company pursuant to the provisions of Article 5.01 of the Texas Business Corporation Act, the Nevada General Corporation Law, and Sections 368(a)(1)(A) and (F) of the Internal Revenue Code.

    4.3 When the merger of CSC into the Operating Company becomes effective, the existence of CSC as a separate and distinct entity will cease. At that time, the Operating Company will succeed, without other transfer, to all the rights and property of CSC. All rights of creditors and all liens on the property of CSC will remain in force with respect to property affected by such liens immediately prior to the merger.

                                      ARTICLE 5
                              DISSOLUTION OF PARTNERSHIP

    5.1 At the discretion of the Operating Company, acting as the general partner of the Partnership, the Partnership will be dissolved pursuant to the Partnership Agreement and the asset and liabilities of the Partnership will be distributed to the Operating Company and any Limited Partners that did not transfer their Units to the Holding Company pursuant to the Exchange Offer.

                                      ARTICLE 6
                           CONDITIONS TO THE REORGANIZATION

    6.1 The following terms are conditions that must be fulfilled for the Reorganization to be consummated:

         (a) the amendment to the partnership agreement of the Partnership which is attached as Exhibit 6.1(a) must be approved by Limited Partners holding at least a majority of the outstanding Units;

         (b) each CSC Shareholder must accept the Exchange Offer within the Acceptance Period; and

         (c) all or substantially all the Limited Partners, as determined in the discretion of the Operating Company, must accept the Exchange Offer within the Acceptance Period.

    6.2 For the purposes of this Plan 6.2, the "Reorganization" shall mean and include: (i) the exchange of CSC Shares and Units for shares of Holding Company Common Stock pursuant to Article 2 of this Plan; (ii) the transfer of Units to CSC in exchange for CSC Shares pursuant to Article 3 of this Plan;
(iii) the conversion of CSC to a Nevada corporation pursuant to Article 4 of this Plan; and (iv) in the event the Partnership is dissolved, the dissolution of the Partnership pursuant to Article 5 of this Plan.

    6.3 Notwithstanding the preceding paragraph, CSC may, in its discretion, waive any or all of the conditions to the Reorganization.


                                      ARTICLE 7
                                    MISCELLANEOUS

    7.1 The officers of CSC, the Partnership, the Holding Company, and the Operating Company are authorized to take, or cause to be taken, any and all such actions as the officer or officers in their discretion may deem necessary or desirable in order to consummate the transactions contemplated by this Plan.

    7.2 Except as otherwise provided in this Plan, this Plan may be amended, modified, or terminated by written document executed by the Partnership, CSC, and the Holding Company.

    7.3 This Plan shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

    7.4 Except as otherwise specifically provided in this Plan, CSC, the Partnership, the Holding Company, and the Operating Company shall each pay its own expenses incurred in connection with this Plan.

                                     EXHIBIT 2.1
                                SUBSCRIPTION AGREEMENT

                           CORPORATE SYSTEMS HOLDING, INC.
                                SUBSCRIPTION AGREEMENT


TO: CORPORATE SYSTEMS HOLDING, INC.

    The undersigned (hereinafter referred to as "SUBSCRIBER") hereby subscribes for the number of shares of common stock ("HOLDING COMPANY SHARES") in CORPORATE SYSTEMS HOLDING, INC., a Nevada Corporation (the "HOLDING COMPANY") equal to the sum of (a) the number of units of partnership interest ("UNITS") the undersigned holds in Corporate Systems, Ltd. (the "PARTNERSHIP"), plus (b) the number of shares of common stock ("GENERAL PARTNER SHARES") the undersigned owns in CSC General Partner, Inc. (the "GENERAL PARTNER"), as set forth below, pursuant to the terms of the Plan of Reorganization (the "PLAN") contained in the Prospectus of the Partnership (the "PROSPECTUS"). Under the Plan, each Limited Partner of the Partnership will exchange his, her, or its Units for Holding Company Shares; and each Shareholder of the General Partner will exchange his, her, or its General Partner Shares for Holding Company Shares (the "EXCHANGES"). The undersigned hereby tenders (a) all of his, her, or its Units in the Partnership, and (b) all certificates evidencing all of his, her, or its General Partner Shares in exchange for Holding Company Shares. Subscriber must tender all his, her or its Units and General Partner Shares. The Holding Company will not accept any subscription agreements under which the Subscriber tenders only a portion of his, her or its Units or General Partner Shares.

The subscription agreement must be returned to the Holding Company within the Acceptance Period. The Acceptance Period is 30 days from the date the Holding Company delivers this agreement to the limited partners of Corporate Systems, Ltd. and to the shareholders of the General Partner or such longer period of time as the Holding Company may determine.

    Subscriber warrants and represents that:

    1.   Subscriber has received the Prospectus.

    2. Subscriber has read and reviewed the Prospectus. Subscriber understands the federal income tax aspects of the Exchanges and the other transactions involved in the Reorganization and understands that the Partnership and the General Partner have advised Subscriber to seek such tax advice relating to such matters from such qualified sources as an attorney, accountant, or tax advisor as Subscriber deems necessary. Subscriber understands that the Partnership has obtained a tax opinion regarding the federal income tax consequences of the Exchanges; however, the opinion does not and cannot cover the specific tax effects of the Exchanges to each Limited Partner and Shareholder of the General Partner. Subscriber understands that the Partnership has not requested a ruling from the Internal Revenue Service as to the federal income tax consequences of the Exchanges or the Reorganization.

    3. Subscriber, if executing this Subscription Agreement in a representative or fiduciary capacity, has full power and authority to execute and deliver this Subscription Agreement on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or other entity for whom Subscriber is executing this Subscription Agreement; and such individual, ward, partnership, trust, estate, corporation, or other entity has full right and power to exchange his, her, or its Units and General Partner Shares for Holding Company Shares pursuant to this Subscription Agreement.

    4. Subscriber understands and agrees that the Exchanges are intended to be treated as tax free transactions for federal income tax purposes. Subscriber has been informed that for the Exchanges to constitute tax free transactions for federal income tax purposes, those Limited Partners transferring their Units to the Holding Company and those Shareholders transferring their General Partner Shares to the Holding Company, considered together as a group, must be "in control" of the Holding Company immediately after the Exchanges. For purposes of determining the tax consequences of the Exchanges, "control" means owning at least 80 percent of the issued and outstanding shares of the common stock of the Holding Company. In determining the existence of such "control," sales, exchanges, transfers by gift, or other dispositions of any of the shares of the common stock of the Holding Company to be received in the Exchanges must be taken into account. Subscriber understands that the representations and warranties Subscriber makes in this Subscription Agreement will be relied upon by the Holding Company, the General Partner, the Partnership, their counsel and accounting firms, and all of the parties participating in the Exchanges; and Subscriber consents to such reliance.

    5. Subscriber represents and warrants that Subscriber is under no binding commitment, and Subscriber is not subject to any agreement under which Subscriber would sell, exchange, or otherwise dispose of any of the shares of common stock of the Holding Company that Subscriber will receive as a result of participation in the Exchanges. Subscriber understands that the Holding Company plans to adopt an employee stock ownership plan ("Stock Plan"). Subscriber also understands that such Stock Plan may offer to purchase from the Shareholders of the Holding Company up to ten percent of the outstanding shares of the common stock of the Holding Company. Except for the possibility that Subscriber might accept such an offer, Subscriber represents and warrants that Subscriber has no present plan or intention, and at the time of the Exchanges will not have any present plan or intention, to sell, exchange, transfer by gift, or otherwise dispose of any of the shares of the common stock of the Holding Company that Subscriber will receive as a result of participation in the Exchanges.

    Please complete the information on the following page:

    Name of Owner(s):
                      ---------------------------------------------------------
    Address:
             ------------------------------------------------------------------

    Social Security or Tax Identification Number:
                                                  -----------------------------

         1.  Total amount of Units owned
                                                                     ----------
         2.  Total amount of General Partner Shares owned
                                                                     ----------
         Total amount of Subscription (1+2)
                                                                     ----------


    Signature:
             ------------------------------------------------------------------


    Date:                    , 1996
          -------------------


                             ACCEPTED:

                             CORPORATE SYSTEMS HOLDING, INC.


                             By:
                                 ----------------------------------------------

                             Date:               , 1996
                                   --------------


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



                                    EXHIBIT 6.1(a)
                           AMENDMENT TO LIMITED PARTNERSHIP

                      AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
                                          OF
                               CORPORATE SYSTEMS, LTD.


    The Limited Partnership Agreement of Corporate Systems, Ltd., dated April 23, 1976, is, upon an affirmative vote of the Partners holding a majority of the outstanding Units, amended as follows:

    1.   The following paragraph shall be added as paragraph 15.10:

         Notwithstanding any other provision in this Agreement to the contrary, the General Partner may transfer all of its Units and Partnership Interest as a General Partner to a new Nevada corporation to be called Corporate Systems, Inc. pursuant to the merger of the General Partner with Corporate Systems, Inc., if such transfer is made pursuant to the Plan of Reorganization of the Partnership adopted by the General Partner in July, 1996. After the merger, Corporate Systems, Inc. shall automatically become the General Partner of the Partnership.

    2.   The following Article is added to the Agreement:

                                    ARTICLE XXIII

     PROCEDURES UPON DISSOLUTION PURSUANT TO PLAN OF REORGANIZATION

    Section 23.1 DISSOLUTION AND WINDING-UP. Upon dissolution of the Partnership pursuant to the Plan of Reorganization adopted by the General Partner, the General Partner shall promptly commence winding up the affairs of the Partnership pursuant to the appropriate provisions of the Texas Revised Limited Partnership Act. During the winding-up of the Partnership and prior to termination, the Partners shall continue to share profits and losses in the same proportion as before the dissolution.

    Section 23.2 LIQUIDATING DISTRIBUTIONS. Upon termination of the Partnership pursuant to the terms of the Plan of Reorganization, liquidating distributions to the Partners will be made as follows, at the discretion of the General Partner:

         (1) the General Partner, as the Partner holding a substantial majority of the Units, will receive the assets of the Partnership in-kind and the General Partner will assume all liabilities of the Partnership; and

         (2) each Limited Partner who does not tender his or her Units to the Corporate Systems Holding, Inc. pursuant to the Plan of Reorganization will receive a liquidating cash distribution equal to such Limited Partner's Participating Percentage in the fair value of the net assets of the Partnership.

    All distributions pursuant to this section shall be made no later than the end of the Partnership's taxable year during which the liquidation of the Partnership occurs (or if later, within 90 days after the date of such liquidation).

    Section 23.3 TERMINATION OF PARTNERSHIP. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership assets, the Partnership's affairs shall terminate and the General Partner shall cause to be executed and filed a certificate of cancellation of the Partnership's certificate of limited partnership pursuant to the Texas Revised Limited Partnership Act, as well as any and all other documents required to effectuate the termination of the Partnership.

    Section 23.4 NO OBLIGATION TO RESTORE DEFICIT CAPITAL ACCOUNT BALANCE. No Partner, General or Limited, has any obligation to restore a deficit balance in his or its capital account, or to make any contributions to the Partnership in order to restore such deficit balance, or to make any contribution to the capital of the Partnership solely by reason of such deficit capital account balance. Any deficit balance in a Partner's capital account shall not be considered an asset of the Partnership or of any Partner.

    Section 23.5 WITHHOLDING. The Partnership is authorized to withhold from distributions to a Partner, or with respect to allocations to a Partner, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as distributed to such Partner pursuant to this Article for all purposes of this Agreement, and shall be offset against the net amounts otherwise distributable to such Partner. The Partnership may also withhold from distributions that would otherwise be made to a Partner, and applied to the obligations of such Partner, any amounts that such Partner owes to the Partnership.

    Section 23.6 LIMITATIONS. No Limited Partner who does not exchange his or her Units to Corporate Systems Holding, Inc. pursuant to the Plan of Reorganization will be entitled to demand and receive property other than cash in return for his or her capital contribution to the Partnership.

    Section 23.7 OVERRIDING PROVISION. The terms and conditions in this Article shall override any conflicting terms or conditions set forth in any other Article in this Agreement.


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